UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2016

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Estimated Value Per Share

On April 7, 2016, the board of directors of MVP REIT, Inc., a publicly registered non traded real estate investment trust incorporated under the laws of Maryland (the “Company”) determined an estimated net asset value of approximately $100.8 million or $9.14 per common share as of March 30, 2016. Shares in the initial public offering were sold at $9.00 per share. In determining an estimated value per share of the Company’s common stock, the Company’s board of directors relied upon information provided by MVP Realty Advisors, LLC, the Company’s advisor and the board’s experience with, and knowledge of, the Company’s real property and other assets.

The Company is providing the estimated value per share to assist broker-dealers and stockholders pursuant to certain rules of the Financial Industry Regulatory Authority, Inc., or FINRA. The objective of the board of directors in determining the estimated value per share was to arrive at a value, based on recent available data, that it believed was reasonable based on methods that it deemed appropriate after consultation with the Advisor. Accordingly, the Company’s advisor performed the valuation of the Company’s common stock with Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association in April 2013 as a guide. The estimated value per share is based on (x) the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by (y) the number of outstanding shares of the Company’s common stock, all as of March 30, 2016.

Starting April 11, 2016, the NAV of $9.14 per common share will be used for purposes of effectuating permitted redemptions of our common stock and issuing shares pursuant to our distribution reinvestment plan which will be issued at $9.14 pursuant to the discount provided for in the Company’s prospectus.

Valuation Summary

The following is a summary of the valuation methods used on the Company’s assets and liabilities, and the results of the valuation.

Real Estate Investments. As of March 30, 2016, the Company had ownership interests in 24 parking assets. The Company’s board of directors determined the fair value of the Company’s investments in parking assets to be $134,130,000 as of that date. This determination was based on appraisals of the fair value of the Company’s investments in parking assets as of that date The Company engaged Parking Property Advisors, LLC, an independent third party valuation firm, to provide it with a valuation analysis.  Property Parking Advisors, LLC engaged Integra Realty Resources to appraise twenty-four properties, and CBRE to update an appraisal on one property. For properties which were purchased within thirty (30) days of March 30, 2016, the appraisal obtained in conjunction with the sale was utilized. The appraisals were Member of Appraisal Institute appraisals.

In determining the market value of the parking assets, Property Parking Advisors considered typical approaches to value in developing and justifying the respective value conclusions namely, the Sales Comparison and Income Capitalization Approaches. The Cost Approach was employed for one structured parking facility. Land values were also prepared on the respective properties. A Sales Comparison approach was employed for the four parking garages. The predominant valuation approach was the income approach with significant analysis provided on the contract rent paid by the operator. Specific expenses were based on local custom (property taxes) as well as the terms of the operator agreement. Of note, most of the income approach value indications were based on the use of the direct capitalization approach; four surface lots were based on a discounted cash flow where the property’s surface lot was anticipated to represent a defined interim use.

Other Assets and Liabilities. The board then reviewed with its Advisor the Company’s other assets and liabilities, consisting primarily of cash and cash equivalents, restricted cash, deferred costs, accounts receivable, and prepaid expenses and other assets. These other assets and liabilities were considered by the board of directors to be equal to fair value as of March 30, 2016.

Estimated Value Per Share. The estimated value per share was based upon 11,002,902 shares of the Company’s common stock outstanding as of March 30, 2016. Although the estimated value per share has been developed as a measure of value as of March 30, 2016, a specific time, the estimated value per share does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange or the limited nature in which a stockholder may redeem shares under the share redemption program (if at all), a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt, or a discount for the Company’s corporate level overhead.

The following table presents how the estimated value per share was determined as of March 30, 2016:

Investments in parking assets, net	$134,130,000
Cash, cash equivalents and restricted cash	8,132,187
Other assets	616,000
$142,878,187

Notes payable	$36,746,647
Other liabilities	160,900
Noncontrolling interest	5,221,200
Estimated value	$42,128,747
Net	100,749,440
Common stock outstanding	11,021,479
Estimated value per share	$9.14

Limitations of Valuation Method. FINRA rules provided limited guidance on the methods an issuer must use to determine its estimated value per share. As with any valuation method, and as noted above, the methods used to determine the Company’s estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. The estimated value per share determined by the Company’s board of directors is not a representation, warranty or guarantee that, among other things:

•	a stockholder would be able to realize the estimated value per share if such stockholder attempts to sell his or her shares;
•
a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of the Company’s assets and settlement of the Company’s  liabilities or if the Company were sold;

•	shares of the Company’s common stock would trade at the estimated value per share on a national securities exchange;
•	a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the shares of the Company’s common stock; or
•
the methods used to determine the estimated value per share would be acceptable to FINRA, under the Employee Retirement Income Security Act, the SEC or any state securities regulatory entity with respect to their respective requirements.

Further, the estimated value per share was calculated as of a particular moment in time and the value of the Company’s shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets.

The Company closed its initial public offering in September, 2015.  The Company invests primarily in parking assets throughout the United States.

On April 8, 2016 the Company filed with the Nasdaq to list its common shares on the NASDAQ Global Market.  While MVP intends to diligently pursue the listing, there can be no assurance as to if or when its listing application will be approved and its common stock will begin to trade on Nasdaq.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2016

MVP REIT, INC.

By: __/s/ Michael Shustek_______________

Michael Shustek
Chief Executive Officer
(Principal Executive Officer)